Exhibit 10.20

SUBLEASE

This SUBLEASE (“Sublease”) is made as of August 3, 2010 (the “Effective Date”), by and between Alnylam Pharmaceuticals, Inc., a Delaware corporation having a place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Sublessor”) and sanofi-aventis U.S. Inc., a Delaware corporation (“Sublessee”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Lease (“Original Lease’) dated as of September 26, 2003, as amended (1) by a First Amendment to Lease dated March 16, 2006 between ARE-MA REGION NO. 28, LLC (“Prime Lessor”) (as successor to Three Hundred Third Street LLC), and Sublessor (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Sublessor and was formerly known as Alnylam Pharmaceuticals, Inc. (“Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Sublessor), (2) by a Second Amendment to Lease between Prime Lessor and Sublessor dated June 26, 2009, and (3) by a Third Amendment to Lease between Prime Lessor and Sublessor dated May 11, 2010 (such lease, as so amended, and all renewals, modifications and extensions thereof as permitted hereafter being hereinafter collectively referred to as the “Prime Lease”), a true, correct and complete copy of which is attached hereto as Exhibit A, Prime Lessor leases to Sublessor with certain appurtenant rights certain premises in the building known as and numbered 300 Third Street, Cambridge, Massachusetts (the “Building”) (all as more particularly described in the Prime Lease, the “Premises”); and

WHEREAS, Sublessee desires to sublease a portion of the Premises from Sublessor and Sublessor is willing to sublease the same, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. Sublease of Subleased Premises. For the rent and upon the terms and conditions herein, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor approximately 34,014 square feet of rentable space, which is made up of (i) the space on Level 01 consisting of approximately 33,529 square feet of rentable space, including two (2) “control zones” (the “First Floor Premises”), (ii) the acid neutralization room on Level P-2 consisting of approximately 185 square feet of rentable space (the “2010 Acid Neutralization Room”) and (iii) the chemical storage room on Level P-1 consisting of approximately 300 square feet of rentable space (the “300 SF Chemical Storage Room,” which together with the 2010 Acid Neutralization Room and the First Floor Premises is referred to herein as the “Subleased Premises”) as shown on Exhibit B attached hereto. During the term hereof, Sublessee shall have access to and use of the Subleased Premises twenty-four (24) hours a day, 7 days a week, subject to the terms of this Sublease. If Sublessor acquires the Furniture (as defined hereafter), then Sublessor also grants Sublessee the right to use those items of personal property identified on Exhibit C attached hereto and made a part hereof (the “Furniture”), together with the existing voice and data network cabling in the Subleased Premises as of the Commencement Date (as hereinafter defined), all without additional charge except as provided in the next sentence. SUBLESSOR

AND SUBLESSEE ACKNOWLEDGE AND AGREE THAT SUBLESSOR WILL USE REASONABLE EFFORTS TO PURCHASE THE FURNITURE FROM ARCHEMIX, BUT THAT SAID PURCHASE WILL BE CONTINGENT ON AND SUBJECT TO SUBLESSOR AND SUBLESSEE EXECUTING A MUTUALLY SATISFACTORY LEASE AGREEMENT, WHEREBY SUBLESSEE SHALL LEASE THE FURNITURE FOR THE TERM OF THIS SUBLEASE, PURSUANT TO SUCH TERMS AND CONDITIONS AS SUBLESSOR AND SUBLESSEE SHALL MUTUALLY AGREE. In such case, Sublessee will accept possession of the Furniture and said cabling “as is, where is” and in its then-current condition, Sublessor having made no representation or warranty of any kind, express or implied (including, but not limited to, any warranty of fitness for any particular use or purpose) with respect to any of the same. If Sublessee so leases the Furniture, Sublessee shall keep the Furniture in the same condition as exists on the Commencement Date, ordinary wear and tear and damage by casualty excepted, but Sublessee shall not be required to replace any items unless replacement is required due to Sublessee’s gross negligence or willful misconduct. Sublessee shall leave the Furniture in approximately the configuration in which Sublessee accepts the Furniture on the Commencement Date, but shall have no duty to remove such Furniture or said cabling upon the expiration or earlier termination of this Sublease.

2. Term; Extension Right. (a) Subject to the following provisos, the term of this Sublease (“Term”) shall commence upon the latest to occur of (i) October 1, 2010, or (ii) delivery by the Prime Lessor of the executed “Consent” (as that term is defined in Section 30) (the “Commencement Date”), and shall expire on December 31, 2011 (the “Original Expiration Date”), unless sooner terminated or extended as provided herein; provided, however, that Sublessor shall make commercially reasonable efforts to deliver the Subleased Premises to Sublessee on or before October 1, 2010 if Sublessor receives delivery of the Subleased Premises from the Prime Lessor prior to October 1, 2010, in which case Sublessor shall inform Sublessee at least ten (10) days prior to said delivery date, and such earlier delivery date shall be the Commencement Date (provided the fully executed Consent and the Environ Report each has been delivered), and provided further that if the Subleased Premises are delivered to Sublessee after October 1, 2010, then Sublessor shall inform Sublessee at least ten (10) days prior to said delivery date, and said delivery date shall be the Commencement Date (provided the fully executed Consent has been delivered).

If the Commencement Date has not occurred by January 1, 2011, then at Sublessee’s option, this Sublease will terminate and will cease to have any further effect, and the parties hereto will have no further obligations to each other with respect to this Sublease and any funds paid hereunder by Sublessee shall be promptly refunded by Sublessor.

The Subleased Premises shall be delivered by Sublessor and accepted by Sublessee in “as is” condition, except that the Subleased Premises shall be in broom clean condition, all items of personal property (other than as described in Exhibit C) shall be removed from the Subleased Premises, and Sublessor shall provide Sublessee a copy of the report prepared by Prime Lessor’s third-party environmental consultant, ENVIRON International Corporation, or its affiliate, that states that the Subleased Premises are suitable for re-tenancy by another life sciences company (the “Environ Report”). The Environ Report shall also describe the methods employed in the decommissioning work and shall be addressed to Sublessor and Sublessee and shall state that

Sublessor and Sublessee may rely on the Environ Report. If the Environ Report is not delivered to Sublessee as set forth in this paragraph by the Commencement Date, then Sublessee may elect to terminate this Sublease.

Possession of the Subleased Premises shall be delivered to Sublessee on the Commencement Date, and the Subleased Premises shall be in substantially the same condition as described in the Environ Report.

(b) Prior to the Commencement Date, Sublessee shall have the right to inspect the Subleased Premises to confirm that the operating systems and equipment located in or servicing the Subleased Premises (including but not limited to all fume hoods) are in good and safe operating condition in Sublessee’s reasonable discretion, and if such is not the case, then Sublessee will promptly notify Sublessor with sufficient detail to identify the operating systems and equipment located in or servicing the Subleased Premises that are not in good and safe operating condition. Sublessor and Sublessee shall act in good faith and use commercially reasonable efforts to mutually agree upon the commercially reasonable action required to bring the operating systems and equipment located in or servicing the Subleased Premises into good and safe operating condition, including but not limited to agreement on the scope of work, contractors, budget, and schedule for timely completion of the work. If, after negotiating in good faith, Sublessor and Sublessee cannot mutually agree upon commercially reasonable action required to bring the operating systems and equipment located in or servicing the Subleased Premises into good and safe operating condition, then Sublessee may elect to terminate this Sublease. If Sublessee elects to terminate this Sublease, then upon written notice to Sublessor, and from and after such date, this Sublease will cease to have any further effect and the parties hereto will have no further obligations to each other with respect to this Sublease.

(c) Provided that, at the time Sublessee elects to exercise the option herein granted and at the time of the commencement of the Extended Term (as defined below), (i) the Prime Lease is in full force and effect, and (ii) Sublessee is not in monetary default hereunder beyond applicable notice and cure period(s) (which default may be waived by Sublessor at its sole discretion and may not be used by Sublessee as a means to negate the effectiveness of Sublessee’s exercise of the option set forth herein), Sublessee shall have the option, subject to Sublessor’s approval as set forth below to extend the Term of this Sublease for three (3) months (the “Extended Term”). The Extended Term shall commence immediately following the Original Expiration Date. All terms and conditions applicable during the original Term shall apply during the Extended Term including without limitation the obligation to pay Rent, Operating Expenses and Taxes except that Sublessee shall have no further right to extend the Term beyond the Extended Term defined above.

Sublessee shall exercise its option to extend this Sublease for the Extended Term by giving Sublessor written notice of its election to extend (the “Notice to Extend”), which notice shall apply to the entire Subleased Premises and shall be irrevocable.

Sublessee may exercise its option to extend for the Extended Term by giving Sublessor a Notice to Extend not more than six (6) months, and not less than three (3) months, prior to the expiration date of the original Term, time being of the essence. Within ten (10) business days after receipt of the Notice to Extend, Sublessor shall provide Sublessee with Sublessor’s approval or denial to grant the Extended Term.

If Sublessee fails to give a timely Notice to Extend within the time provided above, this Sublease shall automatically expire as of the Original Expiration Date, unless sooner terminated as provided herein.

TIME IS OF THE ESSENCE WITH REGARD TO THE DATES DESCRIBED IN THIS SECTION 2.

3. Appurtenant Rights; Parking. (a) Sublessee shall have, as appurtenant to the Subleased Premises and without additional charge or cost, rights to use in common with Sublessor and others entitled thereto Sublessor’s rights in driveways, walkways, lobbies, hallways, the loading dock, freight elevators, stairways, passenger elevators convenient for access to the Subleased Premises and the lavatories on Level 01, and all other Common Areas as set forth in the Prime Lease other than the lavatories on Level 02, all in accordance with the terms of the Prime Lease.

(b) In addition, subject to the terms of the Prime Lease, Sublessor leases to Sublessee thirty-seven (37) parking spaces in the Building garage allocated to Sublessor pursuant to the Prime Lease. All parking spaces shall be leased on an unassigned, unreserved basis, and Sublessee shall pay Sublessor, as additional rent, a sum for each parking space at the then prevailing market parking rates (which as of the date of this Sublease is $215/space/month). Sublessor shall cooperate with Sublessee to obtain parking passes from Prime Lessor.

4. Rent. (a) Sublessee shall pay to Sublessor $1,666,686 annually as rent (the “Rent”), at the rate of $138,890.50 per calendar month based on a calculation of $49.00 per rentable square foot of floor space in the Subleased Premises, which is intended to be triple net rent.

(b) Sublessee will pay its proportionate share of Sublessor’s cost of the actual Operating Expenses (as defined in the Prime Lease) and Taxes (as defined in the Prime Lease), each as “Additional Rent,” which payments for 2010 shall be made initially as follows:

•	Sublessor’s Monthly Cost for Operating Expenses, including the Subleased Premises - $147,581

•	Sublessee’s Monthly Proportionate Share of Operating Expenses - $38,785

•	Sublessor’s Monthly Cost for Taxes, including the Subleased Premises - $104,537

•	Sublessee’s Monthly Proportionate Share of Taxes - $27,474,

as well as Sublessee’s proportionate share of any Reconciliation (as defined in the Prime Lease); provided that Sublessee is entitled to receive its proportionate share of any Reconciliation, and if Sublessee is so entitled to receive any such sum based on its payments in 2011, then Sublessor shall pay Sublessee such sums in cash within ten (10) days of the date Prime Lessor and

Sublessor agree on such sums. Sublessee’s proportionate share of Sublessor’s cost of Operating Expenses and Taxes shall be 26.28%. Sublessor shall inform Sublessee of its Operating Expense, Tax, and Reconciliation obligations within thirty (30) days of receipt from Prime Lessor of a statement or demand therefor, and shall provide reasonable detail to allow Sublessee to evaluate its share.

Sublessee shall be responsible for paying for the actual cost of its electricity and gas, pursuant to, and as measured by, separate submeters for electricity and gas, which submeters Sublessor represents are currently installed and fully operational for the Subleased Premises, and Sublessee also shall pay for the cleaning of the Subleased Premises.

(c) Sublessee shall begin paying Rent to Sublessor on the Commencement Date (the “Rent Commencement Date”), and shall not owe Rent to Sublessor for any period prior to the Rent Commencement Date. All monthly payments of Rent (including Operating Expenses and Taxes) are due and payable in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff. Rent for any partial month shall be prorated and paid on the first of such month. Sublessee shall make all payments required by this Sublease by wire transfer.

(d) Other than payments for Rent, Additional Rent, and parking spaces, Sublessee shall owe no other sums under or pursuant to this Sublease or the Prime Lease.

5. Permitted Uses. Sublessee shall use the Subleased Premises for laboratory (wet and dry), research and development, animal research, executive, administrative and general office uses and uses accessory thereto, and for all other uses as set forth in the Prime Lease.

6. Condition of Subleased Premises; Environmental Matters; Security; Alterations; Construction of Shower Area; Permits. (a) Sublessee agrees that, except as expressly provided herein, (i) it enters into this Sublease without relying upon any representations, warranties or promises by Sublessor, its agents, representatives, employees, servants or any other person in respect of the Building or the Subleased Premises, (ii) no rights, easements or licenses are acquired by Sublessee by implication or otherwise except as expressly set forth herein, (iii) Sublessor shall have no obligation to do any work in order to make the Subleased Premises suitable and ready for occupancy and use by Sublessee, except as otherwise set forth herein.

(b) Sublessor represents and covenants that, to the best of its knowledge based on information provided by Prime Lessor, Archemix Corp. (“Archemix”), and the Environ Report, the Subleased Premises is not in violation of any applicable governmental laws, ordinances and regulations, including but not limited to those relating to Hazardous Materials, and that Sublessor has disclosed to Sublessee the presence of Hazardous Materials (as defined in the Prime Lease) in the Subleased Premises of which it has knowledge, and Sublessor has also provided Sublessee with the written documentation that Sublessor has received from the Prime Lessor and Archemix and any third party vendors (including the Environ Report) of all methods employed and analytical results regarding the decontamination of fume hoods/ventilation enclosures, lab benches/countertops and sink traps, vivarium areas, chemical storage cabinets/areas, and any other area/apparatus within the Subleased Premises that may have contained Hazardous

Materials, which documentation is described on Exhibit D attached hereto. Sublessee acknowledges that prior to the Commencement Date, it shall make or cause to be made a thorough examination and inspection of the Subleased Premises and will be familiar with the condition of every part thereof (latent defects excepted), and acceptance of the Subleased Premises shall reflect the Sublessee’s acknowledgement that all systems and equipment are in good working order (latent defects excepted). Sublessee shall have no liability for any environmental condition or violation of law that exists in the Subleased Premises as of the Commencement Date, regardless of whether or not it was disclosed and/or discovered as of the Commencement Date. Sublessor hereby covenants and agrees to release, indemnify, protect, defend, and hold harmless Sublessee and its affiliates and its and their officers, directors, shareholders, agents, employees, representatives, successors, and assigns from and against any and all losses, liabilities, damages, obligations, claims, costs, and expenses (including but not limited to reasonable attorneys fees) suffered, incurred by, or asserted against Sublessee relating to, arising out of, or connected with Hazardous Materials at, on, under, or from the Subleased Premises to the extent caused by or arising from the acts or failures to act of Sublessor.

(c) After the Commencement Date, Sublessee shall have the right to install its own security system in the Subleased Premises, and Sublessee shall remove or alter such security system at the end of the Term to the reasonable satisfaction of Sublessor. Sublessor shall provide Sublessee with Building entry security cards in adequate numbers for all of Sublessee’s employees working in the Subleased Premises.

(d) After the Commencement Date, Sublessee may perform alterations, including but not limited to installing computer and phone cabling, and the alterations may be performed only by contractors or mechanics reasonably approved by Sublessor in writing (which approval or rejection shall be given within ten business (10) days after Sublessee’s request) and upon the approval by Sublessor in writing of fully detailed and dimensioned plans and specifications pertaining to the alterations, to be prepared and submitted by Sublessee, at its sole cost and expense.

In addition, Sublessor and Sublessee agree that Sublessor shall use commercially reasonable efforts to coordinate with Prime Lessor and Archemix to construct a shower room and other minor improvements in the Subleased Premises as described in the Architectural Environments, Inc. Proposal No. 10179, dated July 1, 2010 and related sketch (“AEI Proposal”) prior to the Commencement Date. After such construction has been completed to the reasonable satisfaction of Sublessor and Sublessee, Sublessee shall pay Sublessor within fifteen (15) business days of request by Sublessor for the actual third-party costs incurred by Sublessor in connection with such construction, as set forth in the AEI Proposal (which sum shall be approximately $25,334), and Sublessor shall provide reasonable evidence of all such charges. In addition, after such construction has been completed, Sublessor shall use commercially reasonable efforts to coordinate with Prime Lessor and Archemix to allow Sublessee to install a security system as to such area, in order to ensure that said area remains secure. Sublessee shall have no duty to remove said shower facility and other minor improvements so constructed by Sublessor at the termination or earlier expiration of this Sublease.

If Sublessor has approved any alterations by Sublessee as described in this Section, Sublessee shall not be required to remove any approved alterations at the expiration of the Term of this Sublease.

(e) Sublessor shall reasonably cooperate with Sublessee to obtain any governmental permits or licenses required for the use or occupancy of the Subleased Premises by Sublessee. Not in limitation of the foregoing, Sublessor shall cooperate with Sublessee to obtain all governmental permits required for the use and storage of flammable liquids by Sublessee in the Subleased Premises, and it is the intent of this paragraph that Sublessee obtain such permit(s) or license for the same quantity of allowable flammable liquids that currently is allocated to Archemix in Archemix’s current use of the Subleased Premises.

(f) Sublessee shall keep and maintain the Subleased Premises and the Furniture, fixtures and equipment therein at least the same order, repair and condition as exists on the Commencement Date, reasonable wear and tear and damage by fire or other casualty excepted.

7. Insurance. Sublessee shall maintain throughout the Term of this Sublease such insurance in respect of the Subleased Premises and the conduct and operation of business therein, with Sublessor and Prime Lessor listed as additional insureds as is required of “Tenant” pursuant to the terms of the Prime Lease, with no penalty to Sublessor or Prime Lessor resulting from deductibles or self-insured retentions effected in Sublessee’s insurance coverage. If Sublessee fails to procure or maintain such insurance and to pay all premiums and charges therefor within five (5) days after receipt of written notice from Sublessor, Sublessor may (but shall not be obligated to) do so, whereupon Sublessee shall reimburse Sublessor upon demand. All such insurance policies shall, to the extent obtainable, contain endorsements providing that (i) such policies may not be canceled except upon thirty (30) days’ prior notice to Sublessor and Prime Lessor, (ii) no act or omission of Sublessee shall affect or limit the obligations of the insurer with respect to any other named or additional insured and (iii) Sublessee shall be solely responsible for the payment of all premiums under such policies and Sublessor, notwithstanding that it is or may be a named insured, shall have no obligation for the payment thereof. On or before the Commencement Date, Sublessee shall deliver to Sublessor and Prime Lessor either a fully paid-for policy or certificate, at Sublessee’s option, evidencing the foregoing coverages. Any endorsements to such policies or certificates shall also be delivered to Sublessor and Prime Lessor upon issuance thereof. Sublessee shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Sublessee shall deliver to Sublessor and Prime Lessor such renewal policies or certificates within thirty (30) days after the renewal date of any existing policy. In the event Sublessee fails so to deliver any such renewal policy or certificate within thirty (30) days after the expiration of any existing policy, Sublessor shall have the right, but not the obligation, to obtain the same after five (5) days written notice and opportunity to cure whereupon Sublessee shall reimburse Sublessor upon demand the fair market cost thereof.

Sublessee shall include in all such insurance policies any clauses or endorsements in favor of Prime Lessor including, but not limited to, waivers of the right of subrogation, which Sublessor is required to provide pursuant to the provisions of the Prime Lease. Sublessor and Sublessee shall also obtain from their respective insurers waivers of subrogation riders in favor of each other and hereby agree to release each other from all claims that may arise that are otherwise covered by insurance or if would have been covered by insurance that was required to be obtained either herein or in the Prime Lease. Sublessee releases and waives all claims against Sublessor and Prime Lessor for loss or damage to Sublessee’s personal property and its alterations in the Subleased Premises, except to the extent related to (i) the gross negligence or willful misconduct of Sublessor, Prime Lessor, and their agents, employees, contractors, and invitees and (ii) Sublessor’s breach of this Sublease or Prime Lease.

8. Indemnification. (a) Subject to Section 7 above and the obligation of each party to first look to insurance, Sublessee agrees to protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor and Prime Lessor and their respective officers, agents and employees harmless from and against any and all claims, costs, expenses, losses and liabilities (except to the extent arising from any act, gross negligence or willful misconduct of Prime Lessor or Sublessor or their agents, contractors, invitees, and employees), arising: (i) from the conduct or management of or from any work or thing whatsoever done in the Subleased Premises by or on behalf of Sublessee during the Term hereof; (ii) from any condition arising and any injury to or death of persons, damage to property or other event occurring or resulting from a negligent occurrence in the Subleased Premises during the term hereof by or on behalf of Sublessee; and (iii) from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or from any willful misconduct or gross negligence on the part of Sublessee or any of its agents, employees, licensees, invitees or assignees or any person claiming through or under Sublessee. Sublessee further agrees to indemnify Sublessor and Prime Lessor and their respective officers, agents and employees from and against any and all damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The provisions of this Paragraph are intended to supplement any other indemnification provisions contained in this Sublease and in the Prime Lease to the extent incorporated by reference herein. Any non-liability, indemnity or hold harmless provisions in the Prime Lease for the benefit of Prime Lessor that are incorporated herein by reference shall be deemed to inure to the benefit of Sublessor and Prime Lessor for the purpose of incorporation by reference in this Sublease.

(b) Sublessor agrees to protect, defend (with counsel reasonably approved by Sublessee), indemnify and hold Sublessee and its officers, agents and employees harmless from and against any and all claims, costs, expenses, losses and liabilities arising from any breach or default on the part of Sublessor in the performance of any covenant or agreement on the part of Sublessor to be performed pursuant to the terms of this Sublease, or any breach or a representation or warranty herein contained, or from any willful misconduct or gross negligence on the part of Sublessor or any of its agents, employees, licensees, invitees, or assignees or any person claiming through or under Sublessor. Sublessor further agrees to indemnify Sublessee and its officers, agents and employees from and against any and all damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. Any non-liability, indemnity or hold harmless provisions in the Prime Lease for the benefit of Sublessor, as tenant, shall be deemed to inure to the benefit of Sublessee for purposes of incorporation by reference in this Sublease.

9. No Assignment or Subletting. (a) Sublessee shall not assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest herein, or the term or estate granted hereby or the rentals hereunder, or sublet the Subleased Premises or any part thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person, without the prior written consent of Sublessor and Prime Lessor. Neither the consent of Sublessor or Prime Lessor to an assignment, subletting, concession, or license, nor the references in this Sublease to assignees, subtenants, concessionaires or licensees, shall in any way be construed to relieve Sublessee of the requirement of obtaining the consent of Sublessor and Prime Lessor to any further assignment or subletting or to the making of any further assignment, subletting, concession or license for all or any part of the Subleased Premises. Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Sublessee named herein and any other person(s) who at any time was or were Sublessee shall remain fully liable under this Sublease. If this Sublease is assigned, or if the Subleased Premises or any part thereof is underlet or occupied by any person or entity other than Sublessee, Sublessor may, after default by Sublessee beyond any applicable notice and cure periods, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rents payable by Sublessee hereunder, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Sublessee from the further performance by Sublessee of the covenants hereunder to be performed on the part of Sublessee. Any attempted assignment or subletting without the prior written consent of Sublessor and Prime Lessor shall be void.

(b) Notwithstanding the foregoing, Sublessee may make the following transfers and Sublessor’s and Prime Lessor’s consent shall not be required with respect to (i) any assignment resulting from a consolidation, merger or purchase of all or substantially all of Sublessee’s stock or assets; or (ii) any assignment or sublease of all of the Sublease Premises to a person or entity (1) who or which controls Sublessee or who or which controls the person or entity who or which controls Sublessee (in either case, a “Parent”), or who is controlled by Sublessee or a Parent, or is controlled by a person or entity who or which is controlled by Sublessee or a Parent, and (2) whose net worth is not materially less than Sublessee’s net worth at the time this Sublease was executed. The term “control,” as used in this Section 9(b), shall mean the ownership, directly or indirectly, of fifty-one percent (51%) or more of the outstanding voting stock of a corporation or other equity interest if Sublessee or such entity is not a corporation. With respect to any assignment or subletting to which Sublessor’s and Prime Lessor’s consent is not required, the following provisions shall apply:

(I) If permitted by law, Sublessee shall give Sublessor written notice of the assignment or subletting no less than 10 days prior to the effective date thereof, which notice shall set forth the identity of the proposed transferee, the reason(s) why Sublessor’s and Prime Lessor’s consent is not required and the nature of the proposed transferee’s business to be carried on in the Subleased Premises.

(II) Sublessee shall furnish Sublessor (i) no less than 30 days prior to the effective date of the assignment or subletting, with a current financial statement of the proposed transferee; and

(III) Sublessee shall furnish Sublessor with a complete copy of the fully executed assignment and assumption agreement or sublease within ten (10) days after the date said document is executed.

Any assignment or subletting to which Sublessor’s and Prime Lessor’s consent is not required and with respect to which the provisions of this paragraph are not complied with shall, at Sublessor’s option, be void.

10. Primacy and Incorporation of Prime Lease.

(a) This Sublease is and shall be subject and subordinate to the Prime Lease and to all amendments, modifications, renewals, extensions and replacements of or to the Prime Lease, but only as such are permitted pursuant to Section 19 of this Sublease. Sublessor conveys, and Sublessee takes hereby, no greater rights then those accorded to or taken by Sublessor as “Tenant” under the terms of the Prime Lease, and likewise is granted all benefits afforded “Tenant” under the Prime Lease. To the extent incorporated herein, Sublessee covenants and agrees that it will perform and observe all of the provisions contained in the Prime Lease to be performed and observed by the “Tenant” thereunder as applicable to the Subleased Premises, except that “Rent” shall be defined for purposes of this Sublease as set forth in Section 4 hereof. Notwithstanding the foregoing, Sublessee shall have no obligation to (i) cure any default of Sublessor under the Prime Lease, (ii) perform any obligation of Sublessor under the Prime Lease which arose prior to the Commencement Date and Sublessor failed to perform, (iii) repair any damage to the Subleased Premises caused by Sublessor, (iv) remove any alterations or additions installed within the Subleased Premises by Sublessor, (v) indemnify Sublessor or Prime Lessor with respect to any acts or omissions of Sublessor, its agents, employees or contractors, or (vi) discharge any liens on the Subleased Premises or the Building which arise out of any work performed, or claimed to be performed, by or at the direction of Sublessor. Except to the extent inconsistent with the context hereof, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Prime Lease. Further, except as set forth in the last paragraph of this Section (a), the terms, covenants and conditions of the Prime Lease are incorporated and made a part of this Sublease as they relate to the Subleased Premises as if such terms, covenants and conditions were stated herein to be the terms, covenants and conditions of this Sublease, so that except to the extent that they are inconsistent with or modified by the provisions of this Sublease, for the purpose of incorporation by reference, each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Landlord” thereunder shall, in respect of this Sublease and the Subleased Premises, be binding upon or inure to the benefit of Sublessor, and each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Tenant” thereunder shall, in respect of this Sublease, be binding upon or inure to the benefit of Sublessee, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease. It is the intent of the parties that to the extent any terms or provisions of this Sublease are inconsistent or conflict with the Prime Lease, the terms of this

Sublease shall control and the applicable terms and provisions of the Prime Lease shall be deemed to be modified to reflect the terms and provisions of this Sublease. For purposes of this Sublease, as to such incorporated terms, covenants and conditions:

(i) references in the Prime Lease to the “Premises” shall be deemed to refer to the “Subleased Premises” hereunder;

(ii) references in the Prime Lease to “Landlord” and to “Tenant” shall be deemed to refer to “Sublessor” and “Sublessee” hereunder, respectively, except that where the term “Landlord” is used in the context of ownership or management of the entire Building, such term shall be deemed to mean “Prime Lessor”;

(iii) references in the Prime Lease to “this Lease” shall be deemed to refer to “this Sublease” (except when such reference in the Prime Lease is, by its terms (unless modified by this Sublease), a reference to any other section of the Prime Lease, in which event such reference shall be deemed to refer to the particular section of the Prime Lease);

(iv) references in the Prime Lease to the “Rent Commencement Date” and “Effective Date” shall be deemed to refer to the “Commencement Date” hereunder;

(v) references in the Prime Lease to the “Monthly Rent,” “Additional Rent,” “rent,” “Taxes,” and “Operating Expenses” shall be deemed to refer to the “Rent” as defined hereunder;

(vi) references in the Prime Lease to “parking spaces,” “parking rate” and “Parking Fee” shall be deemed to refer to the parking spaces and parking fee specified in Section 3(b) of this Sublease;

(vii) references in the Prime Lease to “Pro Rata Share” shall be deemed to refer to the Sublessee’s pro rata share of the Sublessor’s pro rata share as set forth in Section 4(b) of this Sublease;

(viii) references in the Prime Lease to “Term” shall be deemed to refer to the Term of this Sublease.

Sublessor shall have the rights against Sublessee as would be available to landlord against the tenant under the Prime Lease if such breach was by the tenant thereunder. Sublessee shall have the same rights against Sublessor as would be available to tenant against the landlord under the Prime Lease if such breach was by the landlord thereunder.

(b) Notwithstanding the foregoing, the following provisions of the Prime Lease and Exhibits annexed thereto are not incorporated herein by reference and shall not, except as to definitions set forth therein, have any applicability to this Sublease:

Original Lease: Articles/Paragraphs/Sections 1 (Basic Provisions, except for 1C, 1O, 1P, and 1S), 2 (Premises, Term and Commencement Date), 3A (Monthly Rent, only the last sentence), 5A (Landlord’s Work), 5B (Tenant’s Work), 5C (Alterations, only the provision in the first sentence pertaining to non-structural and non-Building system alterations not in excess of Seventy-Five Thousand Dollars ($75,000) and the sentence regarding the 2% administrative fee), 5E (Compliance with ADA, except 5E(iii) with respect to work undertaken by or on behalf of Sublessee), 6C (Compliance with Law, only the first two sentences and only where Sublessee’s alterations or specific use trigger compliance requirements), 8B (Landlord’s Insurance), 9A (Tenant Indemnity of Landlord), 12D (Obstructions, only the provisions requiring Landlord consent), 12E (Signs, paragraphs 1-4 related to façade signage and also the requirement in paragraph 6 for Landlord approval), 12G (Condition of Premises), 13 (Inspection of Premises), 15 (Holding Over), 16I (Assignment of Options), 23 (Security Deposit), 24 (Brokerage Commission), 28(e) - 28(h), inclusive (Additional Rights Reserved), 30(B) (Execution of Lease), 30C (Notices, only the provision pertaining to mailing addresses), 30(F) (Financial Statements), 30J (Limitation of Liability), 30K (Memorandum of Lease), 30(X) (Access, Changes in Project, Facilities), 31 (Right of First Refusal) and Exhibits C (Tenant’s Work), D (Building’s Rules and Regulations, only those provisions providing for Landlord approval/consent rights), E (Rent Commencement Date Confirmation) and F (Signage).

First Amendment: Paragraphs/Sections 2 (Additional Premises Commencement Date), 3(a) (Premises), 3(b) (Landlord’s Address), 3(c) (Monthly Rent), 3(d) (Parking Fee/Parking Spaces), 3(e) (Tenant’s Pro Rata Share), 3(f) (Notice Addresses), 3(g) (Reference to new Exhibit A), 4 (Condition of Additional Premises) and 7 (Brokers); Exhibits A (Additional Premises) and B (Tenant’s Work)

Second Amendment: Paragraphs/Sections 2 (Additional Premises Commencement Date), 3(a) (Premises), 3(d) (Building Manager/Address), 3(e) (Expiration Date), 3(g) (Return of Security Deposit), 3(h) (Monthly Rent), 3(i) (Tenant’s Pro Rata Share), 3(j) (Parking Fee/Parking Spaces), 3(k) (Fair Market Rent), 3(l) (Surrender Plan), 3(m) (Expansion to First Floor), 4 (Condition of Additional Premises), 5 (Work to be Performed by Tenant), 6 (Conditions) and 9 (Brokers); Exhibits B (ROFO Space) and C (Tenant’s Work); Consent of Guarantor

Third Amendment: Paragraphs/Sections 2 (Additional Premises Commencement Date), 3(a) (Premises), 3(c) (Monthly Rent), 3(d) (Tenant’s Pro Rata Share), 3(e) (Parking Fee/Parking Spaces), 3(f) (Expansion to First Floor), 4 (Delivery; Condition of Additional Premises, only the first paragraph), 5 (Subleasing, only the last 2 paragraphs), 7 (Alnylam Exterior Sign) and 10 (Brokers)

(c) Notwithstanding anything to the contrary contained in the Prime Lease, the time limits (the “Notice Periods”) contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” thereunder, or for the exercise by the “Tenant” thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Sublessee shall have five (5) fewer days to observe or perform hereunder than Sublessor has as the “Tenant” under the Prime Lease; provided, however, that if the Prime Lease allows a Notice Period of five (5) days or less, then Sublessee shall nevertheless be allowed the number of days equal to one-half of the number of days in each Notice Period to give any such notices, make any such demands, perform any such acts, conditions or covenants or exercise any such rights, remedies or options; provided, further, that if one-half of the number of days in the Notice Period is not a whole number, Sublessee shall be allowed the number of days equal to one-half of the number of days in the Notice Period rounded up to the next whole number.

11. Landlord Representations. (a) Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, the provisions of the Prime Lease incorporated herein by reference), Sublessor makes no representations or warranties whatsoever with respect to the Subleased Premises, this Sublease, Prime Lease or any other matter, either express or implied, except as otherwise expressly set forth in this Sublease, and except that Sublessor represents and warrants both as of the Effective Date and the Commencement Date as follows: (i) that it is the sole holder of the interest of the “Tenant” under the Prime Lease and holds good leasehold title to the Subleased Premises, (ii) that Sublessor has the legal power, right and authority to enter into this Sublease and the instruments referenced herein and to consummate the transactions contemplated hereby, and the individual(s) executing this Sublease and instruments referenced herein on behalf of Sublessor have the legal power, right and authority to bind Sublessor to the terms and conditions hereof and that the Sublease is enforceable in accordance with its terms and is in full force and effect, (iii) that the Prime Lease is in full force and effect, (iv) there currently are no defaults or events of default under the Prime Lease, and there are no events which, with the passage of time and/or the giving of notice, would constitute a default or event of default under the Prime Lease, (v) to the best of Sublessor’s knowledge, Prime Lessor is not in default under the Prime Lease, (vi) other than those that have been obtained and that are in full force and effect, the execution, delivery, and performance by Sublessor of this Sublease does not require the consent, waiver, approval, license, or authorization of, or any notice to or filing with, any person, entity, or governmental authority, except for the Consent, (vii) a true, accurate, and complete copy of the Prime Lease is attached hereto as Exhibit A, and there have been no modifications, amendments (including amendments to appendices) or changes to the Prime Lease except as set forth in Exhibit A, and the Prime Lease constitutes the entire agreement between Prime Lessor and Sublessor with regard to the Subleased Premises, (viii) Sublessor has no defenses, setoffs, or counterclaims to the payment of amounts due from Sublessor to Prime Lessor under the Prime Lease and no dispute currently exists under the Prime Lease, (ix) the execution and delivery of this Sublease will not conflict with or constitute a breach or default of any material terms of any note, contract, mortgage, deed of trust, lease, sublease, or other agreement or instrument to which Sublessor is a party or by which it is bound, (x) there are no actions, lawsuits, or proceedings pending or threatened against or relating to Sublessor’s ownership or use of the Subleased Premises, and Sublessor has not received any written notice from any city, county, state, or other governmental agency claiming a violation of any applicable laws relating to the Subleased Premises, and (xi) Sublessor has not contracted for any services or goods or created any obligations that will bind Sublessee as successor-in-interest with respect to the Subleased Premises except as set forth in this Sublease.

12. Access. Sublessor acknowledges that Sublessee will be conducting sensitive and valuable research and laboratory experiments in the Subleased Premises, that the Subleased Premises will contain confidential proprietary information, and that such laboratory research being conducted in the Subleased Premises is sensitive to interference and could be voided or irreparably harmed by uncontrolled access. Subject to the terms hereof, Sublessee shall upon at least three (3) business days prior written notice from Sublessor, permit Sublessor to have reasonable access to and to enter upon the Subleased Premises Monday-Friday 8:00 a.m. - 6:00 p.m., excluding holidays, for the purpose of exercising rights (if any) granted to Sublessor under this Sublease; provided, however, that Sublessee shall permit Sublessor’s facilities personnel to have immediate access to the Subleased Premises in the event of an emergency as reasonably determined by Sublessor, and Sublessor will provide notice to Sublessee promptly after any such emergency access. Sublessee shall have the right to have a representative present during all such access. Sublessor shall always access the Subleased Premises in a safe manner, and shall comply with all applicable laws, ordinances, rules, regulations, and orders (including but not limited to those set forth in the Federal Occupational Safety and Health Act and its state and local equivalents, as amended) and with the reasonable safety and security protocols and procedures established by Sublessee from time to time.

13. Compliance with Prime Lease. Sublessee shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease; provided, however, that this provision shall not require Sublessee to act or refrain from acting where otherwise permitted in this Sublease. Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees) of any kind whatsoever by reason of any breach or default by Sublessee of this Section 13.

Sublessor shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease; provided, however, that this provision shall not require Sublessor to act or refrain from acting where otherwise permitted in this Sublease. Sublessor shall defend, indemnify and hold Sublessee harmless from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees) of any kind whatsoever by reason of any breach or default by Sublessor of this Section 13.

14. Brokerage. Sublessee and Sublessor each represents that it has not dealt with any broker in connection with this Sublease other than Richards, Barry, Joyce & Partners and Zell Partnership, Inc. (the “Brokers”). Each party agrees to indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any breach of the foregoing representations. Sublessor shall pay the Brokers the brokerage fee/commissions due under separate agreements between and among Sublessor and Brokers and shall indemnify and hold Sublessee harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, interest and expenses (including, without being limited, reasonable attorneys’ fees and expenses) which Sublessee may be subject to or suffer by reason of any claim made by the Brokers for any fees/commissions, expense or other compensation as a result of the execution and delivery of this Sublease, other than a claim based upon any agreement with Sublessee or Sublessee’s agents, representatives or employees.

15. Notices. All notices, consents, approvals, demands, bills, statements and requests which are required or desired to be given by either party to the other hereunder shall be in writing and shall be governed by Section 30C of the Prime Lease as incorporated herein by reference, except that the mailing addresses for Sublessor shall initially be as first set forth above, and the mailing address for Sublessee shall be as follows:

sanofi-aventis U.S. Inc.

55 Corporate Drive

Mail Code: 55C-315B

Bridgewater, NJ 08807

Attention: Mark R. Shaw

With a copy to:

sanofi-aventis U.S. Inc.

55 Corporate Drive

Mail Stop: 55A-520A

Bridgewater, NJ 08807

Attention: General Counsel

With a copy to:

Scott McCandless

Shook, Hardy & Bacon L.L.P.

2555 Grand Blvd.

Kansas City, MO 64108.

16. Interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity. Terms used herein and not defined shall have the meaning set forth in the Prime Lease.

17. Signage; Rooftop Equipment. Sublessee may, at its sole cost, install standard lobby directory, suite and directional signage, including suite entry door and elevator lobby signage, monument signage, and rooftop equipment, subject to the approval of Sublessor, not to be unreasonably withheld. Sublessor shall use its reasonable efforts to obtain for Sublessee a listing on the main Building lobby directory for Sublessee.

18. Right to Cure Defaults. If Sublessee or Sublessor shall at any time fail to make any payment or perform any other obligation pursuant to this Sublease, then the other shall have the right, but not the obligation, after notice to the defaulting party in accordance with Section 15 of this Sublease, or without notice to the other in the case of any emergency, and without waiving or releasing the other from any obligations of the other hereunder, to make such payment or perform such other obligation of the other in such manner and to such extent as the non-defaulting party shall deem reasonably necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. The defaulting party shall pay to the non-defaulting party ten (10) days after demand all sums so paid by the non-defaulting party and all incidental costs and expenses of the non-defaulting party in connection therewith, together with interest thereon at an annual rate equal to ten percent (10%) per annum, or the highest rate permitted by applicable law, whichever shall be less. Such interest shall be payable with respect to the period commencing on the date such expenditures are made by the non-defaulting party and ending on the date such amounts are repaid by the defaulting party. The provisions of this Paragraph shall survive the Expiration Date or the sooner termination of this Sublease.

19. Termination of Prime Lease. If for any reason other than the action, inaction, negligence or misconduct of Sublessor the term of the Prime Lease shall terminate prior to the last day of the Term or Extended Term of this Sublease (as the case may be), this Sublease shall thereupon automatically terminate as to the premises demised under the Prime Lease and Sublessor shall not be liable to Sublessee by reason thereof except as otherwise set forth in this Sublease; provided, however, that the foregoing is subject to the terms of the Consent.

Neither Sublessor nor Sublessee shall do or permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor or in Sublessor under the Prime Lease. Sublessor and Sublessee each shall defend, indemnify and hold the other harmless from and against any and all claims, liabilities, losses, damages, and expenses (including reasonable attorneys fees) of any kind whatsoever by reason of any breach or default on the part of Sublessor or Sublessee (as the case may be) by reason of which the Prime Lease may be terminated or forfeited.

Sublessor shall perform all of its obligations under the Prime Lease, and agrees to keep and maintain the Prime Lease in full force and effect. In the event that either Sublessor or Sublessee shall receive any notice from Prime Lessor regarding a default pursuant to any of the provisions of the Prime Lease, the party receiving such notice shall promptly give a copy thereof to the other party. Further, Sublessor and Sublessee each agrees to give to the other a copy of any notice of default, event of default, or otherwise under the Prime Lease that said party gives to Prime Lessor.

Sublessor agrees not to amend, modify, surrender, cancel, or terminate the Prime Lease without Sublessee’s prior written consent, which consent shall not be unreasonably withheld by Sublessee; provided, however, that Sublessor may amend the Prime Lease without Sublessee’s prior written consent, but only if and to the extent that (i) there is no adverse economic effect on Sublessee and the Subleased Premises and (ii) there is otherwise no material adverse effect as to non-economic terms and conditions in the Prime Lease on Sublessee and the Subleased Premises (and if there is any such permitted amendment to the Prime Lease, Sublessor shall promptly provide Sublessee with a copy of any such executed amendment).

20. Sublessee Hazardous Material Activity. (a) Subject to Sublessee’s rights under this Paragraph 20, upon the expiration or termination of this Sublease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Sublessee’s right of possession, Sublessee shall surrender and deliver the Subleased Premises and the Furniture in the condition and repair required by, and in accordance with the provisions of, this Sublease.

(b) Sublessee shall surrender the Subleased Premises to Sublessor free from any residual impact from Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Subleased Premises by Sublessee or by any of Sublessee’s agents, servants, employees, and contractors (collectively, “Sublessee Hazardous Material Activity”) as provided in this Section. Notwithstanding the foregoing, Sublessee shall not be responsible for the remediation of or otherwise liable for Hazardous Materials existing prior to the Commencement Date at, in or about the Subleased Premises, or for Hazardous Materials existing at, on, about, or from the Subleased Premises as a result of the acts or failures to act of Sublessor or Prime Lessor. If Sublessee determines or obtains information that (i) Hazardous Materials may have existed at, in or about the Subleased Premises prior to the Commencement Date and remain at, in, or about the Subleased Premises during the Term of the Sublease, or (ii) Hazardous Materials may exist at, on, about or from the Subleased Premises as a result of the acts or failures to act of Sublessor or Prime Lessor, then Sublessee agrees use commercially reasonable efforts to notify Sublessor of its determination or information of the presence of Hazardous Materials as soon as reasonably practicable thereafter.

(c) Within a reasonable period of time prior to the surrender of the Subleased Premises sufficient to provide Sublessor with adequate notice of Sublessee’s proposed actions, Sublessee shall deliver to Sublessor a narrative description of the actions proposed (or required by any governmental entity with jurisdiction over such activities) to be taken by Sublessee, substantially in the form attached as Exhibit E (the “Surrender Plan”), in order to surrender the Subleased Premises at the expiration or earlier termination of the Term, free from any residual impact from the Sublessee Hazardous Material Activity (or, in the event that decontamination or remediation activities, if needed, will require additional time to render the Subleased Premises free from Sublessee Hazardous Materials Activity, a narrative description of such proposed actions). Such Surrender Plan shall be accompanied by a listing of (i) all Hazardous Materials licenses and permits held by Sublessee or on behalf of any of Sublessee’s agents, servants, employees, and contractors with respect to the Subleased Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Subleased Premises by Sublessee.

(d) The Surrender Plan shall be subject to the reasonable review and approval of Sublessor’s environmental consultant, at Sublessee’s cost, not to exceed $3,000. Upon the request of Sublessor, Sublessee shall deliver to Sublessor or its consultant such additional non-proprietary information concerning Sublessee Hazardous Material Activity as Sublessor shall reasonably request, except that Sublessee shall not be obligated to draft, prepare, or otherwise generate any such additional non-proprietary information that is not already in existence.

Sublessor shall approve the Surrender Plan (or provide reasons for rejecting the Surrender Plan with sufficient detail to allow Sublessee to correct the deficiencies) in writing within fifteen business (15) days of receipt thereof, or be deemed to have accepted the same. Where revisions are required, the immediately preceding sentence shall apply except that Sublessor shall have seven business (7) days to respond in writing.

On or before the expiration or earlier termination of this Sublease, Sublessee shall deliver to Sublessor adequate evidence that the approved Surrender Plan shall have been satisfactorily completed and Sublessor shall have the right at Sublessor’s expense to cause Sublessor’s third-party environmental consultant to inspect the Subleased Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Subleased Premises are, as of the effective date of such surrender or early termination of the Sublease or at such other date as set forth in the Surrender Plan, free from any residual impact from the Sublessee Hazardous Material Activity.

If Sublessee shall fail to deliver a required Surrender Plan, or if Sublessee shall fail to complete the approved Surrender Plan, then Sublessor shall have the right to take such actions as Sublessor deems reasonably necessary to assure that the Subleased Premises are surrendered free from any residual impact from any Sublessee Hazardous Material Activity, and the actual and necessary reasonable third-party costs of which actions shall be reimbursed by Sublessee as Additional Rent; provided, however, that Sublessor shall provide reasonable prior written notice to Sublessee specifying Sublessee’s alleged failure and of Sublessor’s intent to take such action.

(e) Sublessor shall keep the terms of the Surrender Plan confidential, except that Sublessor may disclose such Surrender Plan and any report by Sublessor’s environmental consultant with respect to the surrender of the Subleased Premises to (i) third parties with a bona fide actual or potential interest in the Subleased Premises or (ii) appropriate governmental entities if required by law, except where Sublessee has identified any such Surrender Plan or report, or any portion thereof, as confidential or reflecting proprietary information. Sublessor must obtain the advance written consent of Sublessee prior to making any such disclosure.

21. Consents and Approvals. All references in this Sublease to the consent or approval of Prime Lessor and/or Sublessor shall be deemed to mean the written consent or approval of Prime Lessor and/or Sublessor, as the case may be, and no consent or approval of Prime Lessor and/or Sublessor, as the case may be, shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Prime Lessor and/or Sublessor, as the case may be. In all provisions requiring the approval or consent of Sublessor (whether pursuant to the express terms of this Sublease or the terms of the Prime Lease incorporated herein), Sublessee shall be required to obtain the approval or consent of Sublessor and then to obtain like approval or consent of Prime Lessor. Sublessor agrees its consent shall not be unreasonably withheld, conditioned or delayed. If Sublessor is required or has determined to give its consent or approval to a matter as to which consent or approval has been requested by Sublessee, Sublessor shall cooperate reasonably with Sublessee in endeavoring to obtain any required Prime Lessor’s consent or approval upon and subject to the following terms and conditions: (i) Sublessee shall reimburse Sublessor and Prime Lessor for any reasonable third-party out-of-pocket costs incurred by Sublessor in connection with seeking such consent or approval, (ii) Sublessor shall not be required to make any payments to Prime Lessor (unless Sublessee pays such costs in advance) or to enter into any agreements or to modify the Prime Lease, or this Sublease in order to obtain any such consent or approval, and (iii) if Sublessee agrees or is otherwise obligated to make any payments to Sublessor or Prime Lessor in connection with such request for such consent or approval, Sublessee shall have made arrangements for such payments which are reasonably satisfactory to Sublessor. Nothing contained in this Article shall be deemed to require Sublessor or Sublessee to give any consent or approval because Prime Lessor has given such consent or approval. Sublessor and Sublessee each shall promptly forward to Prime Lessor such requests as the other may submit for approval or consent from Prime Lessor.

22. Quiet Enjoyment. Sublessor covenants that if Sublessee is not in default beyond the expiration of any applicable notice and cure periods, then Sublessee shall quietly enjoy and occupy the full possession of the Subleased Premises without molestation or hindrance by Sublessor or any party claiming through Sublessor.

23. No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Sublessee and Prime Lessor.

24. No Waiver. The failure of either party to insist in any one or more cases upon the strict performance or observance of any obligation of the other party hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future performance of any such obligation of such party or any right or option of the other party. Sublessor’s receipt and acceptance of Rent or Sublessor’s acceptance of performance of any other obligation by Sublessee, with knowledge of Sublessee’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by both parties.

25. Complete Agreement. This Sublease constitutes the entire agreement between the parties and there are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties. This Sublease shall not be binding upon either party unless and until it is signed and delivered by and to both parties, and is further subject to Section 29.

26. Successors and Assigns. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind, and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

27. Governing Law; Jurisdiction. This Sublease shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws that would require the application of any other law). Sublessor and Sublessee agree to submit to the jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, with venue in the County of Middlesex, and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

28. Waiver of Jury Trial and Right to Counterclaim. The parties hereto hereby waive any rights which they may have to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Sublessee, the Subleased Premises and the use and occupancy thereof, and any claim for injury or damages. Sublessee also hereby waives all right to assert or interpose a counterclaim (other than mandatory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

29. Estoppel Certificates. Sublessee and Sublessor shall each, within fifteen (15) days after each and every request by the other party, execute, acknowledge and deliver to the other party or any other party reasonably designated by the other party, without cost or expense to the other party, a statement in writing (a) certifying that this Sublease is unmodified and, to its knowledge, is in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating such modifications); (b) specifying the dates to which Rent has been paid; (c) stating whether or not, to its knowledge, the other party is in default in the performance or observance of such other party’s obligations under this Sublease and, if so, specifying each such default; (d) stating whether or not, to its knowledge, any event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by the other party under this Sublease, and, if so, specifying each such default; (e) stating whether or not, to its knowledge, any event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by Prime Lessor under the Prime Lease with respect to the Subleased Premises, and, if so, specifying such event; (f) describing all notices of default submitted by it to the other party and Prime Lessor with respect to this Sublease, or the Prime Lease from and after the date thereof; and (g) containing such other information with respect to the Subleased Premises or this Sublease as the other party shall reasonably request. Each party hereby acknowledges and agrees that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective assignee, transferee or mortgagee of the leasehold or subleasehold estate of the other party.

30. Consent of Prime Lessor; Non-Disturbance and Recognition Agreement. This Sublease is contingent on the approval and consent of Prime Lessor, which Sublessor agrees to use all reasonable efforts to obtain. This Sublease shall not become effective unless and until a written approval and consent (the “Consent”) is executed and delivered by the Prime Lessor and Sublessee, which Consent shall be in form and substance satisfactory to Sublessee in its sole discretion, and which Consent shall specifically include a satisfactory estoppel, representations, and non-disturbance agreement, wherein Prime Lessor agrees not to disturb Sublessee’s tenancy during the Term of this Sublease even if Sublessor has defaulted under the Prime Lease, so long as Sublessee is not then in default under this Sublease beyond any applicable notice and cure provisions. After the Sublessor receives the Consent as executed by Prime Lessor, Sublessor agrees to promptly deliver a fully executed original of the Consent to Sublessee. The effect and commencement of this Sublease is subject to and conditional upon the receipt by Sublessor and Sublessee of the Consent executed by Prime Lessor. Upon execution of this Sublease by Sublessee, Sublessor will promptly apply to the Prime Lessor for the Consent and Sublessor will promptly inform Sublessee as to receipt of the Consent (if and when it is received) and deliver to Sublessee a copy of the same.

If the Consent is not received within five (5) business days after this Sublease is fully executed by both Sublessor and Sublessee (the “Sunset Date”), then from and after the Sunset Date this Sublease will cease to have any further effect and the parties hereto will have no further obligations to each other with respect to this Sublease and any funds paid hereunder by Sublessee shall be promptly refunded by Sublessor.

31. Holdover. If Sublessee remains in possession of the Subleased Premises after the last day of the Term or Extended Term (as the case may be) without the express written consent of Sublessor, (a) Sublessee shall become a tenant at sufferance upon the terms of this Sublease except that the monthly rental shall be equal to 175% of Rent in effect during the last 30 days of the Term or Extended Term, and (b) Sublessee shall be responsible for all damages suffered by Sublessor resulting from or occasioned by Sublessee’s holding over, including consequential damages. No holding over by Sublessee, whether with or without consent of Sublessor, shall operate to extend this Sublease except as otherwise expressly provided, and this Section 31 shall not be construed as consent for Sublessee to retain possession of the Subleased Premises. Acceptance by Sublessor of Rent after the expiration of the Term or Extended Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Sublease.

32. Certain Lease Provisions. With respect to the Sublease Premises, Sublessee shall be entitled to the maintenance and other services and rights to which Sublessor is entitled under the Prime Lease, including but not limited to indemnification rights that Sublessor can assert against Prime Lessor under the Prime Lease, whether relating to Hazardous Materials or otherwise. In the event that Prime Lessor shall fail to furnish such services or perform any of the terms, covenants, conditions or obligations contained in the Prime Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee for such failure; provided, however, that Sublessor shall, upon written notice from Sublessee, use commercially reasonable efforts to enforce the terms of the Prime Lease based on reasonable consultation with Sublessee, at Sublessee’s sole cost and expense. If Prime Lessor shall default in the performance of any of its obligations under the Prime Lease, Sublessor shall, upon request and at the expense of Sublessee, timely institute and diligently prosecute any action or proceeding reasonably requested by Sublessee (based on reasonable consultation with Sublessee) to have Prime Lessor comply with any obligation of Prime Lessor under the Prime Lease or as required by law, and shall otherwise cooperate with Sublessee as may be reasonably necessary to enable Sublessee to enforce the obligations of Prime Lessor. Sublessee shall indemnify and hold harmless Sublessor from and against any and all costs or claims arising out of or in connection with any such action or proceeding undertaken by Sublessor as set forth in this Section.

33. Recording. Sublessor and Sublessee agree that neither party may record this Sublease.

34. Public Statements. Except to the extent required by law or the rules of the U.S. Securities and Exchange Commission, any stock exchange or any listing entity (including, but not limited to, NASDAQ), neither party will make any public statements or releases concerning this Sublease, or use the other party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

35. Limitation of Liability. Notwithstanding any indemnities or other provisions hereof to the contrary, in no event shall Sublessor or Sublessee be responsible for any consequential, incidental, special or punitive damages, except as set forth in Section 30.

36. Certain Definitions.

(a) All capitalized terms not defined in this Sublease shall have the meanings ascribed to them in the Prime Lease.

(b) The terms “herein”, “hereunder”, and “hereof” shall refer to this Sublease as a whole unless the context otherwise indicates.

37. Counterparts. This Sublease may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The undersigned may rely upon facsimile counterparts signed by each other, but shall promptly upon the request of the other exchange executed original signature pages.

38. Time is of the essence. Time is of the essence with respect to each provision of this Sublease.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as a sealed instrument as of the date first written above.

SUBLESSOR:
Alnylam Pharmaceuticals, Inc.

By:	/s/ Patricia L. Allen
	Name:	Patricia L. Allen
	Title:	VP, Finance & Treasurer

SUBLESSEE: sanofi-aventis U.S. Inc.

By:	/s/ Thomas G. Metcalf
	Name:	Thomas G. Metcalf
	Title:	Vice President US R&D

EXHIBIT A

PRIME LEASE

Exhibit A has been filed separately as Exhibits 10.15, 10.16, 10.17 and 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and is incorporated herein by reference.

EXHIBIT B (1 OF 3)

FIRST FLOOR PREMISES

EXHIBIT B (2 OF 3)

300 SF CHEMICAL STORAGE ROOM

H.T.&I.
3/4”
AnteRoom
154 sf
4”
P1 Solvent Rooms
Control
Area One
94 sf
W/H
Control
Area Two
94 sf

EXHIBIT B (3 OF 3)

2010 ACID NEUTRALIZATION ROOM

EXHIBIT C

FURNITURE

Equipment and Furniture Items	Manufacturer	QTY

Furniture, Café Appliances & Lab Items AV

Offices, conference rooms & café	FMC	*
Kitchen Appliances	Yale Appliances	*
AV Equipment Board Room & Café		*

ACF Lab

Autoclave/Sterilizer	Consolidated Stills & Sterilizers	1
Cage Washer	Northwestern Systems Corp	1
6’ Biosafety Cabinet	Baker	1
Bedding Dump Station	Viking	1

General Lab

Lab Vacuum System	Air Energy	1
Autoclave/Sterilizer	Consolidated	1

*	as now existing.

EXHIBIT D

DESCRIPTION OF DOCUMENTATION DESCRIBING ENVIRONMENTAL CONDITION OF SUBLEASED PREMISES

1.	Environ Report

2.	Radiation Permit/Closure documentation, to be delivered pursuant to and in accordance with the Environ Report.

EXHIBIT E

FORM OF SURRENDER PLAN

Tenant Surrender Plan

Name of Tenant

Addressed of Leased Space

Prepared for:

Alexandria Real Estate Equities. Inc.

Pasadena, California

Prepared by:

TENANT NAME

CITY, STATE

Date:

Month Year

List of Appendices

Appendix A

i

1.0 Introduction

The purpose of this Surrender Plan is to provide detailed information regarding decommissioning procedures followed by a tenant at the conclusion of its tenancy at the leased space (“the Premises”). This Surrender Plan will be used by ARE to evaluate, from a health and safety standpoint, whether the space will be suitable for re-occupancy by a biotechnology tenant. This Surrender Plan includes information regarding the tenant’s operations, types of hazardous materials used, waste management practices, decontamination procedures, and permit closure/transfer documentation.

1.1 General Tenant Information

Name of tenant
Address of leased space (include Suite numbers)
Length of time at leased space
Approximate square footage of leased space	Office space:
Lab space:
Total:
Tenant contact (for follow-up questions regarding Surrender Plan)	Name
Title
Years with company
Telephone number
E-mail address
Lease end date
Scheduled date for vacating leased space
Location company is moving to
Site plan included?	☐ No ☐ Yes, see Appendix
General description of operations (include Biosafety level(s) of laboratory spaces, the nature of the company’s business, and types of activities conducted on-site)

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1.2 Chemical, Biological, and Radioactive Agents

This section provides information regarding chemical, biological (including vivariums), radiological agents (collectively “Agents”) used on the Premises.

1.2.1 Chemical Agents

Identify all chemicals used at the property, including name, quantity(ies) used, maximum volume of storage containers, etc., OR refer to a chemical inventory to be included in an Appendix to this Plan.

1.2.2 Biological Agents

Identify all biological agents used at the property, including name, quantity(ies) used, maximum volume of storage containers, etc., OR refer to a biological agent inventory to be included in an Appendix to this Plan.

1.2.3 Radiological Agents

Identify all radiological materials used at the property, including name, quantity(ies) used, maximum volume of storage containers, etc., OR refer to a radiological material inventory to be included in an Appendix to this Plan.

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2.0 Equipment

The section describes the equipment used by the tenant, and identifies which equipment will be moved off-site and which equipment will remain on the Premises.

2.1 Equipment Inventory

Please provide an inventory of equipment, instruments, and laboratory apparatus (collectively “Equipment”).

2.2 Disposition of Equipment

Describe Equipment to be removed from the Premises, and Equipment to remain at the Premises. Equipment to remain at the Premises which is not the property of ARE, shall be pursuant to an express agreement with ARE.

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3.0 Waste Management and Wastewater Discharges

This section describes hazardous, biological, or radiological waste disposal and wastewater discharge practices that occurred at the Premises during your occupancy. Provide final manifests for each type of waste as appropriate as an Appendix.

3.1 Hazardous Waste

Identify types of hazardous waste generated, and describe storage and handling practices. Describe how remaining hazardous wastes will be disposed of. Please include information on hazardous waste contractor used and provide final manifests in an Appendix as appropriate.

3.2 Biological Waste

Identify types of biological waste generated, and describe storage and handling practices. Describe how remaining biological wastes will be disposed of. Please include information on biological waste contractor used and provide final manifests in an Appendix as appropriate.

3.3 Radiological Waste

Identify types of radiological waste generated, and describe storage and handling practices. Describe how remaining radiological wastes will be disposed of. Please include information on radiological waste contractor used and provide final manifests in an Appendix as appropriate.

3.4 Wastewater Discharges

Sanitary waste from bathrooms is discharged to the municipal sanitary sewer system. In addition, laboratory sink discharges pass through a waste neutralization tank for pH control and are then directed to the                     .

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4.0 Decontamination Procedures

The section describes plans to remove all trash and broom clean the Premises, including laboratory and office spaces. In addition, decontamination procedures are provided below.

4.1 Equipment

Describe plans to decontaminate Equipment that is intended to remain in the Premises, and plans to decontaminate, pack, remove, and/or dispose of other Equipment that will be removed from the Premises (i.e., biosafety cabinets). Provide specific information regarding the type of decontaminating Agent(s) to be used on equipment (e.g., 10% bleach, ethanol, para-formaldehyde, Spor-Klenz), anticipated location(s) of use, and proposed contact time for decontaminating Agent(s).

In addition, describe plans to remove all Agents from the Premises and provide information on plans to decontaminate, pack, remove, and/or dispose of said Agents.

4.2 Disposition of Equipment

Describe plans to decontaminate the Premises, including bench tops, hoods, sinks, shelves, walls, floors, etc., utilizing cleaning agents that are appropriate with use history at the Premises in order to remove contamination and/or staining. Provide specific information regarding the type of decontaminating Agent(s) to be used on the Premises (except for Equipment, which is to be described above), anticipated location(s) of use, and proposed contact time for decontaminating Agent(s). The discussion should address the following areas, as appropriate:

4.2.1 Chemical Use Areas

Include as appropriate

4.2.2 Biological Agent Use Areas

Include as appropriate

4.2.3 Radiological Agent Use Areas

Include as appropriate; include copy of radiation survey

4.3 Final Waste Shipments

Describe the nature of final waste shipments including (if not done previously in the Plan) those for hazardous wastes, biological wastes, and radiological wastes. Please include the name(s) of the waste removal vendor(s) (e.g., Veolia, Safety Kleen, Stericycle, Clean Harbors, etc.).

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5.0 Permits

Identify all environmental permits, licenses, waste generator numbers, etc. (collectively “Permits”) related to the use, storage, and disposal of Agents and associated wastes at the Premises and plans, including any sampling requirements, for canceling or transferring said Permits and Licenses, as appropriate.

Check all that apply:

Permit, License, or Registration		Permit Number	Date of Expiration	Status (e.g., cancelled, transferred)
☐	Federal - Bureau of ATF -Tax-Free Alcohol Permit
☐	Federal - DEA - Controlled Substances Registration
☐	Federal - EPA - Hazardous Waste Generator
☐	State - DPH - Radioactive Materials License
☐	State - DEP - Air Pollution Source Registration
☐	State - DEP - Hazardous Waste Generator (w/ EPA Reg.)
☐	State - State FDA - Controlled Substances Registration
☐	State - Sewer Use Discharge Permit (e.g., MWRA)
☐	Local - Fire Dept - Flammable Storage Permit
☐	Local - rDNA Permit
☐	Others (Add additional rows as needed)

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6.0 Spills

Describe any known spills or wastewater discharge exceedances at the Premises. Include copies of regulatory correspondence as an Appendix, as appropriate.

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Appendix A:

NAME

FIRST AMENDMENT TO SUBLEASE

This First Amendment to Sublease (the “First Amendment”) is made and entered into effective as of the Effective Date (as that term is defined in Section 10(h) below) by and between Alnylam Pharmaceuticals, Inc., a Delaware corporation, having an address at 300 Third Street, Cambridge, MA 02142 (“Sublessor”), and sanofi-aventis U.S. Inc., a Delaware corporation (“Sublessee”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease (“Original Lease’) dated as of September 26, 2003, as amended (1) by a First Amendment to Lease dated March 16, 2006 between ARE-MA REGION NO. 28, LLC (“Prime Lessor”) (as successor to Three Hundred Third Street LLC), and Sublessor (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Sublessor and was formerly known as Alnylam Pharmaceuticals, Inc. (“Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Sublessor), (2) by a Second Amendment to Lease between Prime Lessor and Sublessor dated June 26, 2009, (3) by a Third Amendment to Lease between Prime Lessor and Sublessor dated May 11, 2010, and (4) by a Fourth Amendment to Lease between Prime Lessor and Sublessor dated November 4, 2011 (“Fourth Amendment”) (such lease, as so amended, and all renewals, modifications and extensions thereof as permitted hereafter being hereinafter collectively referred to as the “Prime Lease”), Prime Lessor leases to Sublessor with certain appurtenant rights certain premises in the building known as and numbered 300 Third Street, Cambridge, Massachusetts (all as more particularly described in the Prime Lease, the “Premises”);

WHEREAS, pursuant to that certain Sublease dated as of August 3, 2010 (the “Original Sublease’), Sublessor subleased to Sublessee a portion of the Premises known as the Subleased Premises according to the terms and conditions set forth in the Original Sublease;

WHEREAS, the Original Sublease provides that the Term expires on December 31, 2011; and

WHEREAS, Sublessor and Sublessee desire to extend the Term and amend the Original Sublease as set forth in this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. Recitals. The Recitals above are incorporated by reference into this First Amendment.

2. Capitalized Terms. All capitalized terms and words used in this First Amendment shall have the same meaning as set forth in the Original Sublease unless a contrary meaning is expressly set forth herein. Not in limitation of the foregoing, any reference in the Sublease to “Sublease Term” or “term of the Sublease” shall expressly include the extended Term, as described in Section 4(a)(i) below.

3. Payment by Sublessee. As partial consideration for this First Amendment, and in lieu of Sublessor having any right to terminate the Sublease Term prior to the Original Expiration Date, Sublessee shall make a one-time, non-refundable payment of one million five hundred thousand dollars ($1,500,000) to Sublessor (the “First Amendment Payment”) as follows:

Sublessee shall pay the First Amendment Payment to the law firm of Faber Daeufer Itrato & Cabot PC, acting not as counsel for Sublessor but as escrow agent (“Escrow Agent”) pursuant to the terms and conditions of that certain escrow agreement dated as of November 4, 2011 (the “Escrow Agreement”) executed among Sublessor, Sublessee, and Prime Lessor, pursuant to which Escrow Agent will be authorized to distribute nine hundred thousand dollars ($900,000) to Sublessor, and will be authorized to distribute six hundred thousand dollars ($600,000) to Prime Lessor. The First Amendment Payment shall be made (the “First Amendment Payment Date”) by wire transfer of immediately available funds within five (5) business days after the full execution and delivery of the Escrow Agreement and the delivery into escrow pursuant to the Escrow Agreement of all the following documents: (i) this First Amendment; (ii) the Consent as described in Section 9 of this First Amendment; (iii) a first amendment to the Equipment Lease Agreement; and (iv) the Fourth Amendment.

4. Amendment of Sublease. Subject to Section 9 of this First Amendment, the Original Sublease is hereby amended as follows:

(a) Term Extension. Section 2(a) of the Original Sublease is hereby amended as follows:

(i)	The first paragraph of Section 2(a) is hereby deleted in its entirety and replaced with the following sentence:

The term of this Sublease (the “Term”) shall commence upon October 1, 2010 (the “Commencement Date”) and shall expire on September 30, 2016 (the “Original Expiration Date”), unless sooner terminated as provided herein.

(ii)	The second full paragraph of Section 2(a) is hereby deleted in its entirety.

(b) No 3-Month Extension Right; Sublessee’s Termination Right. Section 2(c) of the Original Sublease is hereby deleted in its entirety and Sublessee hereby waives its right to exercise its option to the Extended Term (as defined in the Original Sublease).

The following new Section 2(c) hereby replaces Section 2(c) in the Original Sublease:

Sublessee’s Termination Right. Notwithstanding anything to the contrary contained in this Sublease, Sublessee shall have the right to terminate this Sublease prior to the Original Expiration Date (the “Termination Right”) according to the following terms and conditions: (i) Sublessee may only exercise its Termination Right one time, and which right shall be exercised only with regard to all of the Subleased Premises, (ii) Sublessee must provide Sublessor written notice of Sublessee’s election to exercise its Termination Right on or before March 31, 2013, (iii) the effective date of any termination of this Sublease by Sublessee pursuant to this Section 2(c) shall be December 31, 2013, and (iv) in consideration for Sublessee’s exercise of the Termination Right, Sublessee shall make a one-time, non-refundable payment to Sublessor in the sum of one million one hundred twenty thousand seventy hundred sixty-one and 30/100 dollars ($1,120,761.30) (the “Termination Fee”) on or before December 13, 2013.

(c) Rent. Section 4(a) of the Original Sublease is hereby deleted and is replaced in its entirety with the following:

(a)	Sublessee shall pay rent (the “Rent”) to Sublessor for the Subleased Premises at the following rates for the following time periods and such Rent is intended to be on a triple net basis:

Time Period	Yearly Rent	Monthly Rent	P.S.F.
October 1, 2010 through December 31, 2011	$1,666,686.00	$138,890.50	$49.00
January 1, 2012 through December 31, 2012	$1,836,756.00	$153,063.00	$54.00
January 1, 2013 through December 31, 2013	$1,870,770.00	$155,897.50	$55.00
January 1, 2014 through December 31, 2014	$1,904,784.00	$158,732.00	$56.00
January 1, 2015 through December 31, 2015	$1,938,798.00	$161,566.50	$57.00
January 1, 2016 through September 30, 2016	$1,479,609.00	$164,401.00	$58.00

(d) Additional Rent. Section 4(b) of the Original Sublease is hereby deleted and replaced in its entirety with the following:

Sublessee will pay its proportionate share of Sublessor’s cost of the actual Operating Expenses (as defined in the Prime Lease) and Taxes (as defined in the Prime Lease), each as “Additional Rent,” as well as Sublessee’s proportionate share of any Reconciliation (as defined in the Prime Lease); provided that Sublessee is entitled to receive its proportionate share of any Reconciliation, and if Sublessee is so entitled to receive any such sum, then Sublessor shall pay Sublessee such sums in cash within ten (10) days of the date Prime Lessor and Sublessor agree on such sums. Sublessee’s proportionate share of Sublessor’s cost of Operating Expenses and Taxes shall be 26.28%. Sublessor shall inform Sublessee of its Operating Expense, Tax, and Reconciliation obligations within thirty (30) days of receipt from Prime Lessor of a statement or demand therefor, and shall provide reasonable detail to allow Sublessee to evaluate its share.

Sublessee shall be responsible for paying for the actual cost of its electricity and gas, pursuant to, and as measured by, separate submeters for electricity and gas, which submeters Sublessor represents are currently installed and fully operational for the Subleased Premises, and Sublessee also shall pay for the cleaning of the Subleased Premises.

(e) Furniture Rental.

Sublessor and Sublessee acknowledge and agree that Sublessor previously purchased the Furniture from Archemix, and that Sublessor and Sublessee have executed and delivered that certain Equipment Lease Agreement dated as of October 1, 2010 relating thereto (the “Equipment Lease Agreement”). In connection with the extension of the Term as described in Section 4 of this First Amendment, Sublessor and Sublessee agree as follows regarding the Furniture:

(i) Within five (5) business days after the First Amendment Payment Date, Sublessee shall pay Sublessor the sum of Twenty Seven Thousand Five Hundred Dollars ($27,500.00), and

(ii) If Sublessee does not terminate this Sublease as provided in Section 2(c) of this Sublease (as described in Section 4 of this First Amendment), then Sublessee shall pay Sublessor the sum of Twenty Seven Thousand Five Hundred Dollars ($27,500.00) on or before August 15, 2014, at which time Sublessee will own the Furniture. Contemporaneously with such payment by Sublessee, and as a pre-condition thereto, Sublessor will execute and deliver to Sublessee a bill of sale to the Furniture in a form reasonably satisfactory to both parties; provided, that in case of such payment, upon the expiration or earlier termination of this Sublease, Sublessee shall have the right, in Sublessee’s sole discretion, either to remove the Furniture from the Subleased Premises on or before the Original Expiration Date or leave the Furniture in the Subleased Premises, and in the latter case, Sublessee will execute and deliver to Sublessor a bill of sale to the Furniture by which title to the Furniture is revested in Sublessor. Sublessee will use reasonable efforts to notify Sublessor of which option Sublessee elects (i.e., whether to remove the Furniture or to leave the Furniture in the Subleased Premises) within thirty (30) days prior to the last day of the Sublease Term.

In addition, the second to last sentence of Section 1 of the Original Sublease is hereby deleted, and the last sentence of Section 1 is hereby deleted and replaced with the following:

If Sublessee does not purchase the Furniture, it shall have no duty to remove such Furniture or said cabling upon the expiration or earlier termination of this Sublease.

In addition, Section 4(d) of the Original Sublease is hereby deleted and replaced in its entirety with the following:

Other than payments for Rent, Additional Rent, parking spaces, the Termination Fee described in Section 4 of this First Amendment (if Sublessee exercises its Termination Right), the First Amendment Payment described in Section 3 of this First Amendment, and the Furniture rental payments described in Section 4(e) of this First Amendment, Sublessee shall owe no other sums under or pursuant to this Sublease or the Prime Lease.

5. No Assignment or Subleasing. Section 9 of the Original Sublease is hereby amended by adding the following new subsection (c):

(c) Not in limitation of the provisions of Section 21 of the Sublease, Sublessor and Sublessee specifically acknowledge and agree that in connection with any approval or consent that is required to be given by Sublessor pursuant to this Section 9, Sublessor agrees that it will not unreasonably withhold, condition, or delay its approval or consent.

6. Representations and Warranties. (a) Sublessee represents and warrants to Sublessor, to Sublessee’s actual knowledge, that as of the Effective Date: (i) Sublessee is not in default under the terms of the Sublease; (ii) there is no action or inaction by Sublessor that would constitute a default or event of default by Sublessor under the Sublease; and (iii) Sublessee has full right, power, and authority to execute and deliver this First Amendment, Sublessee is authorized by all required corporate action to execute this First Amendment, and the individual signing this First Amendment on behalf of Sublessee is duly authorized to do so.

(b) Sublessor represents and warrants to Sublessee that, to Sublessor’s actual knowledge, as of the Effective Date: (i) Sublessor is not in default under the terms of the Sublease; (ii) there is no action or inaction by Sublessee that would constitute a default or event of default by Sublessee under the Sublease; and (iii) Sublessor has the full right, power, and authority to execute and deliver this First Amendment, Sublessee is authorized by all required corporate action to execute this First Amendment, and the individual signing this First Amendment on behalf of Sublessor is duly authorized to do so.

(c) Sublessor represents and warrants to Sublessee, as of the Effective Date, that all representations and warranties made by Sublessor in the Sublease (including but not limited to those representations and warranties in Section 11 of the Sublease) continue to be true, accurate, and complete.

7. Brokerage. Sublessee and Sublessor each represents that it has not dealt with any broker in connection with this First Amendment other than Richards, Barry, Joyce & Partners LLC and Zell Partnership, Inc. (the “Brokers”). Each party agrees to indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any breach of the foregoing representations. Sublessor shall pay the Brokers the brokerage fee/commissions due under separate agreements between and among Sublessor and Brokers and shall indemnify and hold Sublessee harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which Sublessee may be subject to or suffer by reason of any claim made by the Brokers for any fees/commissions, expense or other compensation as a result of the execution and delivery of this First Amendment, other than a claim based upon any agreement with Sublessee or Sublessee’s agents, representatives or employees.

In addition, Louis Kluger of Zell Partnership Inc. (as broker) and JM Zell Partners, LTD. (as consultant) are working with Sublessee with a fiduciary duty solely to Sublessee, and are not acting as agent for Sublessor.

8. Sublessee’s Notice Address. Sublessee’s address in Section 15 of the Original Sublease is hereby amended as follows:

sanofi-aventis U.S. Inc.

55 Corporate Drive

Mail Stop 55-A-510

Bridgewater, NJ 08807

Attn: Mark R. Shaw.

The “with a copy to” addresses for Sublessee shall remain the same, and are not changed.

9. Consent of Prime Lessor. This First Amendment is contingent on the approval and consent of Prime Lessor, which Sublessor agrees to use all reasonable efforts to obtain. This First Amendment shall not become effective unless and until a written approval and consent (the “Consent”) is executed and delivered by the Prime Lessor, Sublessor, and Sublessee, which Consent shall be in form and substance satisfactory to Sublessor and Sublessee (respectively) in the sole discretion of each, and which Consent shall specifically include a satisfactory estoppel, representations, and non-disturbance agreement, wherein Prime Lessor agrees not to disturb Sublessee’s tenancy during the Term (as extended by this First Amendment) even if Sublessor has defaulted under the Prime Lease, so long as Sublessee is not then in default under the Original Sublease, as amended by this First Amendment, beyond any applicable notice and cure provisions. After the Sublessor receives the Consent as executed by Prime Lessor, Sublessor agrees to promptly deliver a fully executed original of the Consent to Escrow Agent, with a copy to Sublessee. The effect and commencement of this First Amendment is subject to and conditional upon the receipt by Sublessor and Sublessee of the Consent executed by Prime Lessor. Upon execution of this First Amendment by Sublessee and Sublessor, Sublessor will promptly apply to the Prime Lessor for the Consent, and Sublessor will promptly inform Sublessee as to receipt of the Consent (if and when it is received) and deliver to Sublessee a copy of the same.

If the fully executed Consent is not received by Sublessee from Escrow Agent within five (5) business days after this First Amendment is fully executed by both Sublessor and Sublessee (the “Sunset Date”), then from and after the Sunset Date this First Amendment will cease to have any further effect and the parties hereto will have no further obligations to each other with respect to this First Amendment, any funds paid hereunder by Sublessee shall be promptly refunded by Escrow Agent, and the Original Sublease shall be and remain in full force and effect according to its terms.

10. Miscellaneous.

(a) Continuing Effect of the Original Sublease. Other than as set forth in this First Amendment, all of the terms and conditions contained in the Original Sublease remain in full force and effect and are binding upon both Sublessor and Sublessee. All references in the Original Sublease to “this Sublease” shall be deemed references to the Original Sublease, as modified by this First Amendment. As amended hereby, the Sublease is hereby ratified and confirmed by Sublessor and Sublessee, and Sublessor and Sublessee each agrees to be bound thereto.

(b) Successors and Assigns. The terms and provisions of this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Captions. The captions contained in this First Amendment are for convenience only and shall in no way define, limit or extend the scope or intent of this First Amendment, nor shall such captions affect the construction hereof.

(d) Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

(e) Governing Law. This First Amendment shall for all purposes be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

(f) Conflict. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this First Amendment and those of the Original Sublease, then the terms, covenants and conditions of the First Amendment shall prevail.

(g) Entire Agreement; Amendments and Waivers. This First Amendment sets forth all of the covenants, promises, agreements, conditions, and undertakings, either oral or written, between Sublessor and Sublessee. No amendment of any provision in this First Amendment shall be valid, unless in writing and signed by the parties hereto and consented to in writing by Prime Lessor. No failure or delay on the part of any party to exercise any rights under this First Amendment shall operate or imply a waiver thereof, unless in a writing signed by the party to be charged.

(h) Effective Date. The term “Effective Date” shall mean the later of the date upon which this First Amendment is signed by Sublessor and Sublessee. The submission of this First Amendment by Sublessee to Sublessor for examination or consideration does not constitute an offer to amend the Original Sublease, and this First Amendment shall become effective only upon the execution and delivery thereof by Sublessee and Sublessor, subject however, to the provisions of Section 9 and the Escrow Agreement. Sublessor and Sublessee each agrees that each will pay for their own attorney’s fees in connection with the negotiation and execution of this First Amendment.

[Remainder of Page Blank; Signatures on Following Page]

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this First Amendment as a sealed instrument in two (2) duplicate originals as of the Effective Date.

SUBLESSOR:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Michael Mason
Name:	Michael Mason
Title:	VP of Finance

Date: November 4, 2011

SUBLESSEE:

SANOFI-AVENTIS U.S. INC.

By:	/s/ Mark R. Shaw
Name:	Mark R. Shaw
Title:	VP U.S. General Services

Date: November 4, 2011